Exhibit 99.1

Triangle Petroleum ANNOUNCES OPERATED WELL RESULTS, PROVIDES OPErational update and financial results of first quarter fiscal 2013

DENVER – June 11, 2012 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT:TPLM) today provided an operational update and reported first quarter fiscal 2013 results for the three-month period ended April 30, 2012 (“Q1”).

Operational Update

•	Well Results
―	4 gross operated wells in McKenzie County, all completed in May
▪	2 wells currently producing; 2 wells currently undergoing Flowback Testing

	24-Hour Max Rate (Boe / d)	24-Hour Actual (Boe / d)	7-day Cum (Boe)	Wellhead pressure (PSI)	County	Frac Stages	Proppant Type	WI%
Dwyer #1H	3,023	1,429	5,738	1,401	MCK	31	25% Ceramic	49.1%
Larson #1H	3,230	2,265	8,712	1,665	MCK	31	100% Ceramic	59.6%

*Please see Glossary of relevant terminology on the Triangle website at www.trianglepetroleum.com

•	Current net production estimated at approximately 1,272 Bo / d from non-operated portfolio and two (2) gross operated wells as of June 7, 2012
―	Estimate does not include production from gas or liquids, or any contribution from 2 gross operated wells currently undergoing Flowback Testing
•	Well Completion Details
―	Larson 149-100-9-4-1H
▪	31 stages using plug and perforate method; 100% ceramic
▪	9 day actual completion time v. 7 day planned completion time
―	Dwyer 150-101-21-16-1H
▪	31 stages using plug and perforate method; 25% ceramic / 75% 20/40 white sand
▪	7 day actual completion time v. 7 day planned completion time
―	Gullickson Trust 150-101-36-25-1H (WI%: 35.7%)
▪	31 stages using plug and perforate method; 25% ceramic / 75% 20/40 white sand
▪	3.5 days actual completion time v. 7 day planned completion time
•	Time savings result of zipper frac (pad drilling). Estimated $350k savings
―	Gullickson Trust 150-101-36-25-3H (WI%: 38.8%)
▪	31 stages using plug and perforate method; 100% ceramic
▪	3.5 days actual completion time v. 7 day planned completion time
•	Time savings result of zipper frac (pad drilling). Estimated $350k savings

•	Additional 3 gross operated wells currently waiting on completion by RockPile; RockPile anticipates commencing operations in July; 2 rigs currently drilling in North Dakota
•	Currently control an estimated 168 gross operated drilling locations in North Dakota; 108 of these locations are in McKenzie County within close proximity to existing operated production

Results for First Quarter Fiscal 2013, ending April 30, 2012 (“Q1”)

*Totals may vary slightly from reported financials due to rounding. Please view complete reported financials in our Form 10-Q at www.sec.gov.

•	Exited April 30, 2012 with approximately 700 Boe / d of non-operated production
•	Q1 fiscal 2013 total production of 62,700 Boe, compared to 6,785 Boe, +824% YoY
•	Q1 fiscal 2013 revenue of $5.17mm, compared to $0.51mm for Q1 fiscal 2012, +908% YoY
•	Q1 fiscal 2013 lease operating expenses of $252,846, compared to $28,331 for Q1 fiscal 2012, the increase attributable to a greater number of wells and increased production
•	Q1 fiscal 2013 cash general & administrative expenses $3.96mm compared to $1.12mm for Q1 fiscal 2012; for Q1 fiscal 2013, RockPile cash general & administrative expenses constituted $1.63mm of the total, or 41%
•	April 30, 2012 cash balance of $34mm
•	No outstanding debt as of April 30, 2012 (remains undrawn as of June 8, 2012); $300mm credit facility with a current borrowing base of $10mm undrawn

About Triangle

Triangle (NYSE MKT:TPLM) is a growth oriented energy company with a current strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. Triangle has acquired approximately 83,000 net acres in the Williston Basin. For more information, visit Triangle’s website at www.trianglepetroleum.com.

Conference Call Information

Jonathan Samuels, President and Chief Executive Officer and Dr. Peter Hill, Executive Chairman, will host a conference call today, June 11, 2012, at 8:30 AM MST (10:30 AM EST) to provide an overview of the results and Triangle's current position, followed immediately by a question and answer session. Interested parties may dial-in using the conference call number (866) 730-5771 (participant passcode # 65070611). International parties may dial-in using (857) 350-1595. A recording of the conference call will be available through June 18, 2012 at (888) 286-8010 (participant passcode # 95598009). For international participants, the encore dial-in number is (617) 801-6888 (participant passcode # 95598009).

Forward-Looking Statements Disclosure

Certain statements in this press release regarding strategic plans, expectations and objectives for future operations or results are "forward-looking statements" as defined by the Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in the Company's annual report on Form 10-K and the Company's other filings with the Securities and Exchange Commission. Factors that could cause differences include, but are not limited to, history of losses; speculative nature of oil and natural gas exploration, particularly in the Bakken Shale and Three Forks formations on which the Company is focused; substantial capital requirements and ability to access additional capital; ability to meet the drilling schedule; changes in tax regulations applicable to the oil and natural gas industry; results of acquisitions; relationships with partners and service providers; ability to acquire additional leasehold interests or other oil and natural gas properties; defects in title to the Company's oil and natural gas interests; ability to manage growth in the Company's businesses, including the business of RockPile Energy Services; ability to control properties that the Company does not operate; lack of diversification; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; ability to market and distribute oil and natural gas produced; seasonal weather conditions; government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations; aboriginal claims; uninsured or underinsured risks; and material weakness in internal accounting controls. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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